Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S FOCUS AND EDGE BUCK TURBULENT ECONOMY

•  Ford Focus March retail sales climbed 36 percent compared with a year ago.
•  Ford Edge retail sales up 35 percent as consumer demand accelerates in California and other coastal regions.
•  Ford, Lincoln and Mercury sales totaled 213,074, down 14 percent.
•  Total Ford Motor Company sales (including Jaguar, Land Rover, and Volvo) totaled 227,143, down 14 percent.

DEARBORN, Mich., April 1, 2008 – Sales for Ford’s redesigned small car and acclaimed crossover utility continued to buck economic trends during March.

Retail sales for the Ford Focus were the highest for any month since August 2005 – with retail sales up 36 percent in March and 35 percent in the first quarter compared with the same periods a year ago.

The new Focus has helped Ford increase its share in the growing small car market and is attracting younger buyers.  Compared with the previous model, buyers are equipping the Focus with more features, like SYNC, Ford’s exclusive, in-car connectivity technology that fully integrates most Bluetooth-enabled cell phones and MP3 players by voice activation.

Edge retail sales were up 35 percent in March and 52 percent in the first quarter, thanks in part to stronger sales on the coasts.  The California region accounted for more than 10 percent of Edge sales in the first quarter of 2008, versus 7 percent in the first quarter 2007.  First quarter retail sales on the west coast and Northeast more than doubled compared with a year ago.

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This signals the growing appeal of the country’s best-selling crossover in 2007.  During the first quarter of 2007, Edge’s introduction quarter, more than one-third of Edge retail sales came from the Great Lakes area.  During the same period in 2008, this region drove only one-fourth of Edge sales.

“This reflects how much customers who haven’t traditionally even considered our products are starting to warm up to Ford and is just an indication of more to come,” said Jim Farley, Ford group vice president, Marketing and Communications.  “We’re optimistic the new Ford Flex and Lincoln MKS will help increase consumers’ consideration for our brands beyond our traditional geographic regions of strength.”

In March, Ford, Lincoln and Mercury sales totaled 213,074, down 14 percent compared with a year ago.  Sales to individual retail customers were 17 percent lower than a year ago, with essentially the entire decline concentrated among truck and sport utility vehicles.  Sales to daily rental companies were down 13 percent versus a year ago, and total fleet sales, including daily rental, were down 9 percent.

“This is a very challenging external environment, reflecting a seismic shift in consumer preferences,” said Farley.  “These conditions will likely persist in the near future.  At Ford, we remain focused on executing our plan, which includes being profitable at lower volume and changed mix.

“It is crucial we continue to employ a disciplined process to gauge demand and plan production on a segment-by-segment and region-by-region basis,” said Farley.

Total Ford Motor Company sales, including Jaguar, Land Rover, and Volvo, totaled 227,143, down 14 percent.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

Go to http://media.ford.com for news releases and high-resolution photographs.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 245,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.